As filed with the Securities and Exchange Commission on May 6, 2026

Registration No. 333-231816
Registration No. 333-280527
Registration No. 333-287651

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT (NO. 333-231816)
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (NO. 333-280527)
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (NO. 333-287651)

UNDER THE SECURITIES ACT OF 1933

PEAKSTONE REALTY TRUST
(Peakstone Realty Trust, Inc. as successor-by-conversion to Peakstone Realty Trust)

Maryland (State or other jurisdiction of incorporation or organization)	225 Liberty St, FL 8, New York, NY 10281-1048 (212) 417-7000	46-4654479 (I.R.S. Employer Identification Number)
(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)
Griffin Capital Essential Asset REIT, Inc. Amended and Restated Employee and Director Long-Term Incentive Plan (f/k/a Employee and Director Long-Term Incentive Plan of Griffin Capital Essential Asset REIT II, Inc.)
Peakstone Realty Trust Second Amended and Restated Employee and Trustee Long-Term Incentive Plan
(Full title of the plans)

c/o Corporation Service Company,
251 Little Falls Drive,
Wilmington, Delaware 19808
(866) 403-5272
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Brian Scrivani, Esq.
David Perechocky, Esq.
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
(212) 351-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) of Peakstone Realty Trust, Inc., a Maryland corporation (as successor-by-conversion to, and formerly known as, Peakstone Realty Trust, a Maryland real estate investment trust) (the “Registrant”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s common shares of beneficial interest, par value $0.001 per share (the “Registrant’s Common Shares”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•
Registration Statement No. 333-231816, filed with the SEC on May 30, 2019, registering a total of 6,935,314 shares of the Registrant’s Common Shares under the Employee and Director Long-Term Incentive Plan of Griffin Capital Essential Asset REIT II, Inc., as amended by Post-Effective Amendment No. 1 to the Registration Statement, filed with the SEC on June 17, 2020, registering a reduction in the number of the Registrant’s Common Shares available for issuance under the Griffin Capital Essential Asset REIT, Inc. Amended and Restated Employee and Director Long-Term Incentive Plan by 3,000,000 of the Registrant’s Common Shares;

•
Registration Statement No. 333-280527, filed with the SEC on June 27, 2024, registering a total of 1,322,448 shares of the Registrant’s Common Shares under the Peakstone Realty Trust Second Amended and Restated Employee and Trustee Long-Term Incentive Plan; and

•
Registration Statement No. 333-287651, filed with the SEC on May 29, 2025, registering a total of 2,068,168 shares of the Registrant’s Common Shares under the Peakstone Realty Trust Second Amended and Restated Employee and Trustee Long-Term Incentive Plan.

On May 6, 2026, the Registrant completed the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 2, 2026, by and among BSREP V Neon Pooling REIT L.P., BSREP V Neon Pooling Non-REIT L.P. and BSREP V Brookfield Neon Sub L.P., each a Delaware limited partnership (collectively, “Parent”), Neon REIT Merger Sub LLC, a Delaware limited liability company and a subsidiary of Parent (“REIT Merger Sub”), Neon OP Merger Sub LLC, a Delaware limited liability company and a subsidiary of Parent (“Operating Merger Sub”), the Registrant and PKST OP, L.P., a Delaware limited partnership and a majority owned subsidiary of the Registrant (the “Operating Partnership”). Pursuant to the Merger Agreement, at the closing of the transactions contemplated thereunder, (i) Operating Merger Sub merged with and into the Operating Partnership, with the Operating Partnership surviving the merger (the “Surviving Partnership” and such merger, the “Partnership Merger”), and (ii) immediately following the consummation of the Partnership Merger, REIT Merger Sub merged with and into the Registrant, with the Registrant surviving the merger (the “Surviving Entity” and such merger, together with the Partnership Merger, the “Mergers”). As a result of the Mergers, Parent (or subsidiaries thereof) became the sole common shareholders of the Surviving Entity, and the Surviving Partnership became wholly owned by Parent and the Surviving Entity (or subsidiaries thereof). On May 6, 2026, following the closing of the Mergers, the Registrant converted to a Maryland corporation and became known as Peakstone Realty Trust, Inc.

As a result of the Mergers, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration, by means of post-effective amendment, any securities that had been registered for issuance but remain unsold or otherwise unissued at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in Atlanta, Georgia, on May 6, 2026.

PEAKSTONE REALTY TRUST, INC.
(as successor-by-conversion to Peakstone Realty Trust)

By:	/s/ Gautam Huded
Name:	Gautam Huded
Title:	President

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.